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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-14932

                               SCS/COMPUTE, INC.
             (exact name of registrant as specified in its charter)

                          2252 Welsch Industrial Court
                           St. Louis, Missouri 63146
                                 (314) 997-7766
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock ($.10 par value per share)
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

Rule 12g-4(a)(1)(i)      /X/          Rule 12h-3(b)(1)(ii)      / /
Rule 12g-4(a)(1)(ii)     / /          Rule 12h-3(b)(2)(i)       / /
Rule 12g-4(a)(2)(i)      / /          Rule 12h-3(b)(2)(ii)      / /
Rule 12g-4(a)(2)(ii)     / /          Rule 15d-6                / /
Rule 12h-3(b)(1)(i)      /X/

        Approximate number of holders of record as of the certification or notice date: 89
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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.


Dated February 5, 1996


                                        SCS/COMPUTE, INC.


                                        BY: /s/ Robert W. Nolan, Sr.
                                            ------------------------
                                            Robert W. Nolan, Sr.
                                            Chairman of the Board and
                                            Chief Executive Officer





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